Exhibit 99.1

MALVERN FEDERAL BANCORP, INC. 42 E. Lancaster Avenue, P.O. Box 485 Paoli, PA 19301-0485

      June 11, 2010

Dear Malvern Shareholders:

In November, 2007, the Board of Directors of Malvern Federal Savings Bank approved a plan to reorganize from a mutual savings bank to a mutual holding company structure.  We had operated as a mutual institution since our formation in 1887, and had two primary goals in taking this step.  First, the reorganization would permit us to raise capital through the sale of shares of common stock to our customers, members of the community and to other interested investors which would facilitate our mission to operate and grow a profitable community focused financial institution.  Secondly, the mutual holding company structure would permit us to retain our identity as a mutual organization dedicated to serving the interests of our customers, community and our new shareholders.  These goals were clearly described in our Prospectus, dated February 11, 2008 and discussed by us during our March 5, 2008 community meeting. We remain committed to these corporate goals as we believe this business strategy will serve the long-term interests of all our constituencies.

In offering our shares to our customers and the public, we stated on page one of the Prospectus that the capital raised in the offering would permit us to pursue our strategy of:

•	growing and diversifying our loan portfolio;
•	growing our franchise by expanding our financial center network;
•	increasing our market share in our current markets;
•	increasing our core deposits;
•	maintaining high asset quality; and
•	continuing to provide exceptional service to attract and retain customers.

Our Board of Directors continues to believe this strategy is a sound and prudent approach for operation of the Bank.  The banking industry is currently in the midst of what many economists have called the most severe recession since World War II.  Real estate values have been particularly hard hit by the severity of the recession, over-building and imprudent lending practices.  Malvern Federal, like all community banks, has felt the effects of the recession and real estate down-turn.  We are committed to working to resolve our troubled loans and expect to make significant progress in resolving these over the next year.  As asset quality and earnings improve, we believe the market price for our common shares will respond favorably.

On behalf of the Board of Directors and as fellow shareholders, we thank you for your investment in Malvern Federal Bancorp, Inc.

Sincerely,

/s/ F. Claire Hughes, Jr.                 /s/ Ron Anderson
F. Claire Hughes, Jr.                                                                     Ron Anderson
Chairman of the Board                                                                  President and Chief Executive Officer